EXHIBIT 99.5

                           Shareholders Agreement

                This Shareholders Agreement (this "Agreement") is entered into this 30th day of June, 1995, between USA Waste Services, Inc., an Oklahoma corporation (the "Company"); Donald F. Moorehead, Jr., and John E. Drury (Donald F. Moorehead, Jr., and John E. Drury are referred to collectively herein as the "Company Stockholders"); John G. Rangos, Sr., John G. Rangos, Jr., Alexander W. Rangos (John G. Rangos, Sr., John G. Rangos, Jr. and Alexander W. Rangos are referred to collectively herein as the "Rangos Family Members") and John Rangos Development Corporation, Inc., (together with the Rangos Family Members, the "Rangos Shareholders").

                                  RECITALS
                                  ________

                The Company, Envirofil, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Subsidiary"), and Chambers Development Company, Inc., a Delaware corporation ("Chambers"), have entered into an Agreement and Plan of Merger dated as of November 28, 1994 (the "Merger Agreement"), pursuant to which the Subsidiary is merging with and into Chambers, with Chambers remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the "Merger").

                The Company Stockholders are stockholders and directors of the Company.

                Prior to the Effective Time (as defined in the Merger Agreement), the Rangos Shareholders have been stockholders and the Rangos Family Members have been officers and directors of Chambers.

                After and as a result of the Merger, the Rangos Shareholders are expected to own, in the aggregate, approximately 21% of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the Company.

                Pursuant to a Rangos Family Master Agreement dated as of the date of the Merger Agreement among the Rangos Family Members, the Company Stockholders and the Company (the "Master Agreement") and entered into as a condition to the Rangos Family Members agreeing to vote their shares of Chambers in favor of the Merger, the Company, the Company Stockholders and the Rangos Family Members agreed to enter into an agreement providing the Rangos Shareholders certain rights to name or participate in the naming of members to the Board of Directors of the Company, to name certain members to the Executive Committee of the Board of Directors of the Company, and to require certain matters to be approved by a two-thirds vote of the Board of Directors of the Company.

                In consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, the Company, the Company Stockholders and the Rangos Shareholders agree as follows:

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Section 1          Term.

                The term (the "Term") of this Agreement shall commence at the Effective Time and continue until such time as the aggregate number of shares of Common Stock beneficially held by the Rangos Shareholders and their affiliates (as defined below) is less than five percent (5%) of the issued and outstanding shares of Common Stock. For the purpose of calculating the percentage of shares of Common Stock held by the Rangos Shareholders and their affiliates, all shares that the Rangos Shareholders may acquire upon the exercise or conversion of options, warrants, rights of conversion or other rights to acquire shares (whether or not exercisable at the time of such determination) shall be included in the number of shares held by the Rangos Shareholders and their affiliates and the number of shares issued and outstanding, but shares that may be acquired by other persons pursuant to such rights shall not be included in the number of shares issued and outstanding. For the purposes of this Agreement, an "affiliate" of a person includes (i) if such person is a natural person, such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law any trusts established solely for the benefit of any of the foregoing and (ii) any partnership, corporation, joint venture, association or other entity owned and controlled solely by the Rangos Shareholders and any persons included within the preceding clause (i).

Section 2          Board of Directors of the Company.

                (a) The Company, the Company Stockholders and the Rangos Shareholders agree that they shall use their best efforts to cause the Board of Directors of the Company immediately after the Effective Time to be increased from seven to nine members and, at all times during the Term of this Agreement, to cause the Board of Directors to consist of no more than nine members, except as otherwise may be required pursuant to governing instruments of securities issued by the Company.

                (b) Immediately after the Effective Time, the Company and the Company Stockholders shall use their best efforts to cause John G. Rangos, Sr. and Alexander W. Rangos to be appointed as directors to fill the vacancies created as a result of increasing the size of the Board of Directors. During the Term of this Agreement, the Company and the Company Stockholders shall use their best efforts to cause the Board of Directors to include at all times two persons who are designated by the Rangos Shareholders. The initial designees of the Rangos Shareholders shall be John G. Rangos, Sr. and Alexander W. Rangos. If the designees of the Rangos Shareholders are other than John Rangos, Sr., John Rangos, Jr., or Alexander Rangos, such designees must be reasonably acceptable to the Company. The Company shall, no later than thirty days prior to the mailing of any proxy or information statement with respect to a stockholder meeting at which directors are to be elected, notify the Rangos Shareholders of the date of such mailing; the Rangos Shareholders shall notify the Company of the names of the persons they designate to serve on the Board of Directors of the Company pursuant to this Section no later than ten days prior to the date of such mailing; and the Company and the Company Stockholders shall use their best efforts to have such designees nominated for election as directors and elected as directors. The Rangos Shareholders shall notify the Company of the name of any person they designate to fill a vacancy on the Board of Directors resulting from the resignation or other removal of a person previously designated by the Rangos Shareholders no later than thirty days after such vacancy is created, and the Company and the Company Stockholders

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shall use their best efforts to cause the Board of Directors to appoint such person as a director of the Company. For purposes of this Section 2(b), the Company may rely on a notice from John G. Rangos, Sr. as a notification from the Rangos Shareholders, or on a notice from such other person as is designated in a writing signed by all Rangos Shareholders.

                (c) During the Term of this Agreement, the Company, the Company Stockholders and the Rangos Shareholders shall use their best efforts to cause the Board of Directors to include at all times (in addition to the two persons who are members pursuant to Section 2(b)) four persons who are approved by at least four members of the Executive Committee of the Board of Directors of the Company and none of whom is an officer or employee of the Company.

                (d) During the term of this Agreement, and subject to the provisions of clauses (b) and (c) of this Section 2, the Rangos Shareholders and the Company Stockholders agree to use their best efforts to cause (i) the election (and re-election during the term of this Agreement) of the individuals who constitute the initial Board of Directors immediately following the Effective Time (the "Initial Directors"), and (ii) the selection of and election of persons nominated (consistent with the provisions of Section 2(c) above) by a majority of the Initial Directors to fill any vacancies on the Board of Directors created by the resignation or removal of an Initial Director (other than a vacancy created by the resignation or removal of a designee of the Rangos Shareholders); provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, was approved consistent with the provisions of Section 2(c) above) by a vote of a majority of the Initial Directors shall be for purposes of this Section 2(d) considered as though such person were an Initial Director.


Section 3          Executive Committee of the Board of Directors of the
                   Company.

                (a) The Company and the Company Stockholders agree that at all times during the Term of this Agreement they shall use their best efforts to establish and maintain an Executive Committee of the Board of Directors consisting of five (5) directors.

                (b) The Company and the Company Stockholders agree that at all times during the Term of this Agreement they shall use their best efforts to cause the Executive Committee of the Board of Directors to include the two persons designated by the Rangos Shareholders pursuant to
Section 2(b) of this Agreement.

Section 4          Approval of Certain Actions.

                The Company and the Company Stockholders agree to use their best efforts to cause the Company to amend its by-laws to provide that the Company shall not, and shall not permit any of its subsidiaries to, take any of the following actions unless such action has been approved by the affirmative vote of at least two-thirds ((2/3) of the members of the Board of Directors of the Company:


                (1) Approve or enter into any merger of the Company with or into another entity, or any merger of any

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                         other entity with or into the Company (other than a
                         merger with a wholly-owned subsidiary of the Company) if such entity has assets having a fair market value (as determined in good faith by the Board of Directors) of more than $5,000,000;

                (2) Approve or enter into any transaction or series of related transactions involving the sale or other transfer of all or substantially all of the assets of the Company;

                (3) Approve the issuance of or issue any shares of, or rights to acquire shares of, the capital stock of the Company (other than pursuant to previously approved employee benefit plans or employee benefit plans consistent with customary practice in the industry);

                (4) Approve or enter into any transaction as a result of which the Company would acquire, directly or through a subsidiary of the Company, assets (whether by purchase, merger or consolidation) for more than $5,000,000 in consideration (whether the consideration is in the form of cash, assets or securities) to be paid, transferred or issued by or on behalf of the Company or any subsidiary of the Company;

                (5) Approve or enter into any transaction as a result of which the Company or any subsidiary of the Company would dispose of assets having a fair market value (as determined in good faith by the Board of Directors) of more than $1,000,000;

                (6) Approve any amendment to the Certificate of Incorporation or By-laws of the Company;


                (7) Approve or enter into any transaction as a result of which the Company or any subsidiary of the Company would incur indebtedness for borrowed money in excess of $5,000,000;

                (8) Approve or enter into any transaction in which the Company or any subsidiary of the Company would enter into a lease of real or personal property involving annual payments in excess of $1,000,000; or

                (9) Approve or substantially modify annual operating and capital budgets of the Company.

The Company and the Company Stockholders shall use their best efforts to cause such by-law amendment to be in effect during the Term of this Agreement.

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Section 5          Notice.

                All notices called for under this Agreement must be in writing and will be deemed given if:

                         (1)      delivered personally;

                         (2) delivered by facsimile transmission and receipt is acknowledged verbally or electronically;

                         (3)      telexed; or

                         (4) mailed by registered or certified mail (return receipt requested), postage prepaid;

to the parties to this Agreement at the following addresses (or at such other address for a party as is specified by like notice; provided that notices of a change of address will be effective only upon receipt of the notice):

To the Company:

                USA Waste Services, Inc.
                5000 Quorum Drive, Suite 300
                Dallas, Texas

                         Attention:  Earl DeFrates


To the Rangos Shareholders:


                John G. Rangos, Jr.
                4918 Route 910
                Allison Park, Pennyslvania  15101

Section 6          Severability.

                If any provision of this Agreement is held invalid, such invalidity will not affect any other provision of the Agreement that can be given effect without the invalid provision, and to this end, the provisions of this Agreement are separable.

Section 7          Assignment.

                This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but the rights of the Rangos Shareholders may not be assigned to any person other than affiliates of the Rangos Shareholders.

Section 8          Amendment.

                This Agreement may be modified only by a written instrument duly executed by all parties to the Agreement and compliance with any provision or condition contained in this Agreement, or the obtaining of any

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consent provided for in this Agreement, may be waived only by written instrument duly executed by the party to be bound by such waiver.

Section 9          Governing Law.

                The rights of the parties arising under this Agreement shall be construed and enforced under the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules.

Section 10         Counterparts.

                This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

Section 11         Best Efforts Obligations.

                For purposes of this Agreement, the term "best efforts" shall, (i) with respect to the Rangos Shareholders and the Company Stockholders, require such persons to take all lawful action in their capacities as members of the Board of Directors and with respect to the voting of the shares of Common Stock held by such persons, and (ii) with respect to the Rangos Shareholders, the Company Stockholders and the Company, require such person to refrain from taking any action which could reasonably be expected to frustrate the purposes intended to be accomplished by the best efforts obligations provided herein.
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                         IN WITNESS WHEREOF, the undersigned have executed
this Agreement as of the date set forth in the first paragraph of this Agreement.

                                             USA Waste Services, Inc.,


                                             By: /s/ Earl S. DeFrates
                                                 ____________________
                                                 Earl S. DeFrates
                                                 Executive Vice Pres.


                                               /s/ John G. Rangos, Sr.
                                             ____________________________
                                             John G. Rangos, Sr.


                                               /s/ John G. Rangos, Jr.
                                             ______________________________
                                             John G. Rangos, Jr.


                                              /s/ Alexander W. Rangos
                                             ______________________________
                                             Alexander W. Rangos


                                             John Rangos Development
                                                    Corporation, Inc.


                                             By: /s/ John G. Rangos, Jr.
                                                ________________________


                                               /s/ Donald F. Moorehead, Jr.
                                             _______________________________
                                             Donald F. Moorehead, Jr.


                                              /s/ John E. Drury
                                             _______________________________
                                             John E. Drury